Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:

David Jones
Executive Vice President and Chief Financial Officer
865-293-5299

MEDIA CONTACT:

Tracy Young
Vice President, Communications
800-818-1498

Team Health Holdings, Inc., Announces Fourth Quarter and

Fiscal 2010 Financial Results

Fiscal 2010 Fourth Quarter Highlights

•	Net Revenue less provision for uncollectibles grew 12.8% to $393.4 million over the prior year fourth quarter

•	Net loss of $33.7 million, which included a goodwill impairment charge and loss on redemption of debt totaling $50.2 million on an after-tax basis

•	Diluted net loss per share of $0.52; Diluted net earnings per share of $0.25 after adjustments

•	Operating cash flow increased to $53.6 million

•	Adjusted EBITDA increased 27.2% to $40.0 million

KNOXVILLE, Tenn. – February 8, 2011 – Team Health Holdings, Inc. (“TeamHealth”) (NYSE: TMH), one of the largest suppliers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States, today announced results for its fourth quarter and full fiscal year 2010.

“We are very pleased to have completed our 2010 fiscal year with a strong fourth quarter performance, highlighted by solid growth in revenues, operating cash flow and Adjusted EBITDA,” said TeamHealth President and Chief Executive Officer Greg Roth.

“Excluding adjustments, we also realized significant increases in net earnings during the period. Total revenue growth was broad based, driven primarily by acquisitions, with non-military same contract and net sales also contributing to revenue growth. Same contract growth was driven by an increase in estimated collections per visit, which more than offset a modest decline in same store volumes. This modest volume decline was due, in part, to the challenging same contract volume comparison of 9.7% from the fourth quarter of 2009 during the peak of the H1N1 virus outbreak. The efficient management of our cost structure and focus on integration of recent acquisitions also contributed to an improvement in operating margin, operating cash flow, and profitability. We continued to delever our capital structure with the redemption of the remaining $45.5 million of our 11.25% senior subordinated notes in December, which was funded entirely with existing cash on hand. Our organization is well positioned for continued success in 2011 with same store growth momentum, the challenging 2009 H1N1 volume comps now behind us, and anticipated benefits from the full year contributions from acquired operations.”

Lynn Massingale, M.D., Executive Chairman of TeamHealth, added, “We are very pleased to have completed our first year as a public company with such strong operating and financial performance in our core business lines. We have strengthened our reputation as an attractive partner for strong physician groups and are pleased with the successful integration and performance of our recent acquisitions. We continue to support our affiliated providers to allow them to provide patients with the highest quality of care, driven by our ongoing investment to ensure that our hospital clients meet their goals for patient safety, operational efficiency and customer satisfaction. As the healthcare landscape continues to become more complex, we believe our exceptional value proposition will continue to be in increasingly greater demand.”

Fiscal 2010 Fourth Quarter Results

Net revenue less provision for uncollectibles (“revenue less provision”) in the fourth quarter of 2010 increased 12.8% to $393.4 million from $348.8 million in the fourth quarter of 2009. On an overall basis, our non-military operations contributed a 15.2% increase in net revenue less provision while the military division reduced quarter-over-quarter revenue growth by 2.4%. Acquisitions contributed 11.0% of the growth in net revenue less provision. Same contract revenue (excluding the military division) contributed 2.5% of the growth. Same contract revenue associated with the military division reduced growth by 0.8%. New contracts, net of terminations (excluding contracting changes within the military division) contributed 1.6% of growth. New contracts, net of terminations within the military division, reduced quarter-over-quarter net revenue growth by 1.6%.

Same contract revenue less provision increased 1.9% to $321.9 million from $315.8 million in the same quarter a year ago. Increases in estimated collections on fee-for-service visits of 7.2% provided approximately 5.2% of same contract revenue growth between quarters, while lower same contract visits between periods of 2.0% constrained same contract revenue growth by 1.5%. Declines in contract and other revenue, primarily associated with our military division, constrained same contract revenue growth by an additional 1.8%. Acquisitions contributed $38.5 million of growth between quarters. Net new contract revenue increased by $5.6 million, prior to changes within military staffing contracts, which resulted in a total increase in this category of $0.1 million between quarters. Total declines in military revenue, inclusive of changes in same contract revenue, were $8.2 million between quarters.

The fourth quarter 2010 financial results included a non-tax deductible charge of $48.8 million to reduce the carrying value of the goodwill associated with the military division. The decline in carrying value and associated goodwill impairment charge for the military division resulted from the Company’s annual impairment test results and reflected the decline in the military’s financial performance during 2010 and the impact of the more challenging government contracting environment. Following the impairment charge, there was approximately $9.4 million of remaining goodwill associated with the military division.

Reported net loss was $33.7 million in the fourth quarter of 2010, or $0.52 diluted net loss per share, compared to a net loss of $14.5 million, or $0.28 pro forma diluted net loss per share in the same quarter of 2009. Included in the fourth quarter 2010 results were the non-deductible goodwill impairment charge of $48.8 million and the $2.3 million loss associated with the December bond redemption totaling $51.1 million on a pre-tax basis ($50.2 million after-tax). The fourth quarter 2009 results included costs recognized in conjunction with the IPO of approximately $37.4 million and transaction and other costs of $2.2 million totaling $39.6 million on a pre-tax basis ($24.1 million after-tax). Following these adjustments, diluted net earnings per share were $0.25 for the fourth quarter of 2010 compared to $0.19 for same period in 2009.

Cash flow provided by operations increased to $53.6 million from a use of cash in the same quarter of 2009 of $1.8 million. The fourth quarter 2009 cash flows were impacted by approximately $32.7 million of pre-tax IPO related costs.

Adjusted EBITDA increased 27.2% to $40.0 from $31.5 million in the same quarter in 2009, and Adjusted EBITDA margin improved to 10.2% from 9.0%. See “Non-GAAP Financial Measures Reconciliation” and “Adjusted EBITDA” below for the definitions of Adjusted EBITDA Margin and Adjusted EBITDA and its reconciliation to net earnings.

Fiscal 2010 Full Year Results

Revenue less provision for the year ended December 31, 2010 increased 6.7% to $1.52 billion from $1.42 billion in fiscal 2009. On an overall basis, our non-military operations contributed an 11.0% increase in net revenue less provision while the military division reduced year-over-year revenue growth by 4.2%. Acquisitions contributed 8.1% of the growth. Same contract revenue (excluding the military division) contributed 1.7% of the growth. Same contract revenue associated with the military division reduced growth by 0.7%. New contracts, net of terminations (excluding the military division), contributed 1.2% of the growth. Net contract changes within the military division reduced year-over-year net revenue growth by 3.5%.

Same contract revenue less provision increased 1.1% to $1.22 billion from $1.20 billion in 2009. Increases in estimated collections on fee-for-service visits of 4.5% provided approximately 3.3% of same contract growth between periods. Fee-for-service volume growth declined 0.2% which constrained growth by 0.2%. Declines in contract and other revenue, primarily associated with our military and locum tenens divisions, constrained same contract growth by an additional 1.9%. Acquisitions contributed $114.9 million of growth between years. Net new contract revenue increased by $17.7 million prior to changes within military staffing contracts, which resulted in a total decline in this category of $32.5 million between years. Total declines in military revenue, inclusive of changes in same contract revenue, were $60.4 million.

Reported net earnings were $13.3 million, or $0.21 diluted net earnings per share, compared to $40.7 million, or $0.82 pro forma diluted net earnings per share, in 2009. The 2010 results included impairment charges of $51.3 million and costs of $18.4 million associated with the Company’s redemption of its bonds during the first and fourth quarters offset by a $7.2 million reduction of professional liability reserves related to prior years totaling $62.5 million on a pretax basis ($57.2 million after-tax). The 2009 results included costs recognized in conjunction with the IPO of $37.4 million and transaction, management fee, and other costs of $5.1 million offset by an $18.8 million favorable prior year professional liability loss reserve adjustment totaling $23.7 million on a pretax basis ($14.4 million after-tax). Excluding these adjustments, diluted net earnings per share were $1.09 in 2010 compared to $1.11 in 2009.

Cash flow provided by operations was $113.9 million compared to $82.8 million for the same period of 2009. Included within operating cash flow in 2010 were cash costs associated with the bond redemptions, while 2009 operating cash flow reflected cash costs associated with the IPO.

Adjusted EBITDA was $173.5 million compared to $168.5 million in 2009. Excluding the impact of the prior year professional liability reserve adjustments, Adjusted EBITDA was $166.3 million and $149.7 million, respectfully, in each year. See “Non-GAAP Financial Measures Reconciliation” and “Adjusted EBITDA” below for the definition of Adjusted EBITDA and its reconciliation to net earnings.

As of December 31, 2010, the Company had cash and cash equivalents of approximately $30.3 million and $125.0 million of available borrowings under a revolving credit facility (without giving effect to $7.2 million of undrawn letters of credit). During 2010, the Company redeemed $203.0 million of its 11.25% Senior Subordinated Notes, which resulted in a charge of $17.1 million consisting of the payment of bond redemption premiums in the amount of $12.3 million and the write-off of $4.8 million of previously deferred financing costs. The Company also made scheduled debt repayments of $4.3 million during 2010. As a result, the Company’s total outstanding debt declined by $207.3 million to $403.8 million as of December 31, 2010, and there were no amounts outstanding under our revolving credit facility.

Radiology Operations

During the fourth quarter of 2010, after an analysis of its radiology operations, including past performance and future growth opportunities, the Company made a decision to shut down its teleradiology and radiology staffing division. During the fourth quarter and fiscal year 2010, the Company’s radiology division generated approximately $2.3 million and $11.2 million of net revenue less provision, respectively. The Company will work with existing customers, providers, and employees to minimize the disruption of services currently being provided. It is anticipated that this process will be completed by the end of the first quarter of 2011. Other than the incurrence of operating costs during the wind down period, the Company does not currently anticipate any additional significant charges to be realized.

Conference Call

As previously announced, TeamHealth will hold a conference call tomorrow, February 9, to discuss its fiscal fourth quarter and full-year 2010 results at 10:00 a.m. (Eastern Standard Time). The conference call can be accessed live over the phone by dialing 1-877-941-4774, or for international callers, 1-480-629-9760. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 4403309. The replay will be available until February 16, 2010.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.teamhealth.com. The on-line replay will remain available for a limited time beginning immediately following the call in the Investor Relations section of the Company’s website at www.teamhealth.com.

To learn more about TeamHealth, please visit the company’s Web site at www.teamhealth.com. TeamHealth uses its Web site as a channel of distribution for material Company information. Financial and other material information regarding TeamHealth is routinely posted on the Company’s Web site and is readily accessible.

About TeamHealth

TeamHealth (Knoxville, Tenn.) (NYSE: TMH) was founded in 1979 and has become one of the largest suppliers of outsourced healthcare professional staffing and administrative services to hospitals and other healthcare providers in the United States. Through its six principal service lines located in 13 regional sites, TeamHealth’s more than 5,600 affiliated healthcare professionals provide emergency medicine, hospital medicine, anesthesia, and pediatric staffing and management services to more than 530 civilian and military hospitals, clinics, and physician groups in 44 states. For more information about TeamHealth, visit www.teamhealth.com.

Forward Looking Statements

Statements and information contained herein that are not historical facts and that reflect the current view of Team Health Holdings, Inc. (the “Company”) about future events and financial performance are hereby identified as “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions that such “forward looking statements,” including without limitation, those relating to the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include but are not limited to current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, as well as those factors detailed under the caption “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recent annual report on Form 10-K and the most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission. The Company’s “forward looking statements” speak only as of the date hereof and the Company disclaims any intent or obligation to update “forward looking statements” herein to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time

Non-GAAP Financial Measures Reconciliation

This release includes a table that sets forth a reconciliation of net earnings (loss) to Adjusted EBITDA. Adjusted EBITDA under the indenture that governed the 11.25% senior subordinated notes was defined as net earnings (loss) before interest expense, taxes, depreciation and amortization, as further adjusted to exclude unusual items, non-cash items and the other adjustments shown in the table below. Adjusted EBITDA margin represents Adjusted EBITDA divided by net revenues less provision for uncollectibles. We believe that the disclosure of the calculation of Adjusted EBITDA and

Adjusted EBITDA margin provide information that is useful to an investor’s understanding of our liquidity and financial flexibility. Adjusted EBITDA and Adjusted EBITDA margin are not measurements of financial performance or liquidity under generally accepted accounting principles. They should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

Since Adjusted EBITDA and Adjusted EBITDA margin are not measures determined in accordance with GAAP and are susceptible to varying calculations, Adjusted EBITDA and Adjusted EBITDA margin, as presented, may not be comparable to other similarly titled measures of other companies.

Team Health Holdings, Inc.

Consolidated Balance Sheets

	As of December 31,
	2009	2010
	(In thousands)
Assets
Current Assets:
Cash and cash equivalents	$170,331	$30,337
Accounts receivable, less allowance for uncollectibles of $178,712 and $194,833 in 2009 and 2010, respectively	237,703	241,238
Prepaid expenses and other current assets	17,040	21,211
Receivables under insured programs	17,615	15,492
Income tax receivable	—	2,179

Total current assets	442,689	310,457
Investments of insurance subsidiary	86,975	87,781
Property and equipment, net	28,850	35,159
Other intangibles, net	59,505	63,739
Goodwill	213,978	207,782
Deferred income taxes	44,880	35,474
Receivables under insured programs	24,708	28,639
Other	39,361	38,706

	$940,946	$807,737

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$17,472	$18,556
Accrued compensation and physician payable	124,380	131,043
Other accrued liabilities	83,955	100,318
Income tax payable	2,979	—
Current maturities of long-term debt	161,752	4,250
Deferred income taxes	34,764	38,438

Total current liabilities	425,302	292,605
Long-term debt, less current maturities	449,273	399,500
Other non-current liabilities	158,703	166,985
Shareholders’ equity (deficit):
Common stock ($0.01 par value; 100,000 shares authorized and 62,401 and 64,489 shares issued and outstanding at December 31, 2009 and 2010, respectively)	624	645
Additional paid-in capital	490,989	516,468
Accumulated deficit	(582,708)	(569,371)
Accumulated other comprehensive (loss) gain	(1,237)	905

Total Shareholders’ deficit	(92,332)	(51,353)

	$940,946	$807,737

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Team Health Holdings, Inc.

Consolidated Statements of Operations

	Three Months Ended December 31,
	2009	2010
	(In thousands, except per share data)
Net revenues	$615,273	$692,787
Provision for uncollectibles	266,489	299,349

Net revenues less provision for uncollectibles	348,784	393,438
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	273,823	304,846
Professional liability costs	13,033	13,169
General and administrative expenses	37,043	38,694
Other expenses (income)	33,354	(582)
Impairment of intangibles	—	48,797
Depreciation and amortization	4,784	7,183
Interest expense, net	9,008	4,615
Loss on extinguishment of debt	—	2,261
Transaction costs	1,542	122

Loss before income taxes	(23,803)	(25,667)
(Benefit from) provision for income taxes	(9,277)	8,068

Net loss	$(14,526)	$(33,735)

	Three Months Ended December 31,
	2009 (Pro forma)	2010
Net loss per share
Basic	$(0.28)	$(0.52)

Diluted	$(0.28)	$(0.52)

Weighted average shares outstanding
Basic	51,189	64,274
Diluted	51,189	64,274

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Team Health Holdings, Inc.

Consolidated Statements of Operations

	Year Ended December 31,
	2009	2010
	(In thousands, except per share data)
Net revenues	$2,483,275	$2,671,374
Provision for uncollectibles	1,059,834	1,152,110

Net revenues less provision for uncollectibles	1,423,441	1,519,264
Cost of services rendered (exclusive of depreciation and amortization shown separately below)
Professional service expenses	1,102,091	1,170,208
Professional liability costs	32,178	46,356
General and administrative expenses	130,226	135,811
Other expenses (income)	35,676	(1,017)
Impairment of intangibles	—	51,320
Depreciation and amortization	18,813	26,948
Interest expense, net	36,679	20,552
Loss on extinguishment of debt	—	17,122
Transaction costs	2,120	843

Earnings before income taxes	65,658	51,121
Provision for income taxes	24,953	37,784

Net earnings	$40,705	$13,337

	Year Ended December 31,
	2009 (Pro forma)	2010

Net earnings per share
Basic	$0.82	$0.21

Diluted	$0.82	$0.21

Weighted average shares outstanding
Basic	49,427	64,177
Diluted	49,747	64,641

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Team Health Holdings, Inc.

Consolidated Statements of Cash Flows

	Three Months Ended December 31,
	2009	2010
	(In thousands)
Operating activities
Net loss	$(14,526)	$(33,735)
Adjustments to reconcile net loss:
Depreciation and amortization	4,784	7,183
Amortization of deferred financing costs	481	480
Equity based compensation expense	4,872	762
Provision for uncollectibles	266,489	299,349
Impairment of intangibles	—	48,797
Deferred income taxes	218	5,775
Loss on extinguishment of debt	—	978
Loss on disposal of equipment	10	1
Loss on assets held for sale	—	67
Equity in joint venture income	867	1,390
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(260,704)	(281,157)
Prepaids and other assets	(798)	3,027
Income tax accounts	(9,357)	(10,436)
Accounts payable	183	2,523
Accrued compensation and physician payable	(2,216)	9,833
Other accrued liabilities	6,291	(654)
Professional liability reserves	1,626	(542)

Net cash (used in) provided by operating activities	(1,780)	53,641
Investing activities
Purchases of property and equipment	(6,369)	(4,625)
Cash paid for acquisitions, net	(87,599)	(3,873)
Purchases of investments at insurance subsidiary	(18,035)	(27,534)
Proceeds from investments at insurance subsidiary	25,506	34,228
Other investing activities	19	—

Net cash used in investing activities	(86,478)	(1,804)
Financing activities
Payments on notes payable	(1,063)	(1,063)
Payments on 11.25% senior subordinated notes	—	(45,523)
Proceeds from sale of common stock	146,656	—
Proceeds from exercise of stock options	—	56
Redemptions of common units	2	—
Proceeds from issuance of common stock under stock purchase plans	—	385

Net cash provided by (used in) provided by financing activities	145,595	(46,145)

Increase in cash and cash equivalents	57,337	5,692
Cash and cash equivalents, beginning of period	112,994	24,645

Cash and cash equivalents, end of period	$170,331	$30,337

Supplemental cash flow information:
Interest paid	$14,086	$6,420
Taxes paid	$29	$12,934

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Team Health Holdings, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2009	2010
	(In thousands)
Operating activities
Net earnings	$40,705	$13,337
Adjustments to reconcile net earnings:
Depreciation and amortization	18,813	26,948
Amortization of deferred financing costs	2,035	2,002
Equity based compensation expense	5,430	2,104
Provision for uncollectibles	1,059,834	1,152,110
Impairment of intangibles	—	51,320
Deferred income taxes	3,000	11,694
Loss on extinguishment of debt	—	4,815
Loss on disposal of equipment	84	23
Loss on assets held for sale	—	67
Equity in joint venture (income) loss	(606)	(492)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1,052,755)	(1,150,878)
Prepaids and other assets	(12,456)	(8,029)
Income tax accounts	6,694	(4,905)
Accounts payable	3,765	787
Accrued compensation and physician payable	11,803	9,158
Other accrued liabilities	4,826	(1,201)
Professional liability reserves	(8,331)	5,068

Net cash provided by operating activities	82,841	113,928
Investing activities
Purchases of property and equipment	(11,613)	(11,898)
Cash paid for acquisitions, net	(90,386)	(56,430)
Purchases of investments at insurance subsidiary	(110,997)	(79,460)
Proceeds from investments at insurance subsidiary	113,388	78,372
Other investing activities	28	5

Net cash used in investing activities	(99,580)	(69,411)
Financing activities
Payments on notes payable	(4,250)	(4,250)
Payments on 11.25% senior subordinated notes	—	(203,025)
Proceeds from sale of common stock	146,656	21,762
Proceeds from revolving credit facility	—	109,800
Payments on revolving credit facility	—	(109,800)
Proceeds from the issuance of common stock under stock purchase plans	—	385
Proceeds from exercise of stock options	—	617
Redemptions of common units	(1,734)	—

Net cash provided by (used in) provided by financing activities	140,672	(184,511)

Increase (decrease) in cash and cash equivalents	123,933	(139,994)
Cash and cash equivalents, beginning of year	46,398	170,331

Cash and cash equivalents, end of year	$170,331	$30,337

Supplemental cash flow information:
Interest paid	$36,512	$23,316
Taxes paid	$15,389	$31,246

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Team Health Holdings, Inc.

Adjusted EBITDA

The following table sets forth a reconciliation of net earnings (loss) to Adjusted EBITDA. Adjusted EBITDA under the indenture that governed the 11.25% senior subordinated notes was defined as net earnings (loss) before interest expense, taxes, depreciation and amortization, as further adjusted to exclude unusual items, non-cash items and the other adjustments shown in the table below. We believe that the disclosure of the calculation of Adjusted EBITDA provides information that is useful to an investor’s understanding of our financial flexibility. Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles.

	Year Ended December 31,		Three Months Ended December 31,
	2009	2010	2009	2010
	(In thousands)
Net earnings (loss)	$40,705	$13,337	$(14,526)	$(33,735)
Interest expense, net	36,679	20,552	9,008	4,615
Provision for (benefit from) income taxes	24,953	37,784	(9,277)	8,068
Depreciation and amortization	18,813	26,948	4,784	7,183
Impairment of intangibles(a)	—	51,320	—	48,797
Other expenses (income)(b)	35,676	(1,017)	33,354	(582)
Loss on extinguishment of debt(c)	—	17,122	—	2,261
Transaction costs(d)	2,120	843	1,542	122
Equity based compensation expense(e)	5,430	2,104	4,872	762
Insurance subsidiary interest income	2,812	2,444	674	619
Severance and other charges	1,355	2,053	1,054	1,937

Adjusted EBITDA*	$168,543	$173,490	$31,485	$40,047

*	Adjusted EBITDA totals are not adjusted for the effects of professional liability loss reserve adjustments associated with prior years of $18,824 and $7,219 for the years ended December 31, 2009 and 2010, respectively. Adjusting for the effects of professional liability loss reserve adjustments associated with prior years, Adjusted EBITDA would have been reduced to $149,719 for the year ended December 31, 2009 and $166,271 for the year ended December 31, 2010.
(a)	Includes impairment of goodwill of $48,797 for the year and three months ended December 31, 2010 and $2,523 for impairment of intangibles for the year ended December 31, 2010.
(b)	Reflects sponsor management fee and loss on disposal of assets in 2009 and loss on disposal of assets and unrealized gains/losses on investments in 2010.
(c)	Reflects the loss on the redemption of the 11.25% Notes, including write-off of deferred financing costs of $4,815 and $978 for the year ended and three months ended December 31, 2010, respectively.
(d)	Reflects expenses associated with acquisition transaction fees.
(e)	For 2009, reflects costs related to the recognition of expense in connection with the issuance of restricted units under the Team Health Inc. 2005 Unit Plan and reflects $4,862 of expense related to options granted in conjunction with the December 2009 initial public offering. For 2010, reflects costs related to options and restricted shares granted under the Team Health Holdings, Inc. 2009 Stock Incentive Plan.

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Team Health Holdings, Inc.

Revenue Analysis

The components of net revenue less provision for uncollectibles includes revenue from contracts that have been in effect for prior periods (same contracts) and from new and acquired contracts during the periods, as set forth in the table below:

	Three Months Ended December 31,
	2009	2010
	(In thousands)
Same contracts:
Fee for service revenue	$229,290	$240,941
Contract and other revenue	86,554	80,976

Total same contracts	315,844	321,917
New contracts, net of terminations:
Fee for service revenue	15,763	15,884
Contract and other revenue	16,031	16,010

Total new contracts, net of terminations	31,794	31,894
Acquired contracts:
Fee for service revenue	1,138	23,167
Contract and other revenue	8	16,460

Total acquired contracts	1,146	39,627
Consolidated:
Fee for service revenue	246,191	279,992
Contract and other revenue	102,593	113,446

Total net revenue less provision for uncollectibles	$348,784	$393,438

The following table reflects the visits and procedures included within fee for service revenues described in the table above:

	Three Months Ended December 31,
	2009	2010
	(In thousands)
Fee for service visits and procedures:
Same contract	1,876	1,839
New and acquired contracts, net of terminations	149	271

Total fee for service visits and procedures	2,025	2,110

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Team Health Holdings, Inc.

Revenue Analysis

The components of net revenue less provision for uncollectibles includes revenue from contracts that have been in effect for prior periods (same contracts) and from new and acquired contracts during the periods, as set forth in the table below:

	Year Ended December 31,
	2009	2010
	(In thousands)
Same contracts:
Fee for service revenue	$851,895	$888,469
Contract and other revenue	350,358	327,230

Total same contracts	1,202,253	1,215,699
New contracts, net of terminations:
Fee for service revenue	101,401	106,261
Contract and other revenue	110,907	73,515

Total new contracts, net of terminations	212,308	179,776
Acquired contracts:
Fee for service revenue	8,872	74,099
Contract and other revenue	8	49,690

Total acquired contracts	8,880	123,789
Consolidated:
Fee for service revenue	962,168	1,068,829
Contract and other revenue	461,273	450,435

Total net revenue less provision for uncollectibles	$1,423,441	$1,519,264

The following table reflects the visits and procedures included within fee for service revenues described in the table above:

	Year Ended December 31,
	2009	2010
	(In thousands)
Fee for service visits and procedures:
Same contract	6,882	6,867
New and acquired contracts, net of terminations	1,020	1,311

Total fee for service visits and procedures	7,902	8,178

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